Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors

China Cord Blood Corporation:

We consent to the incorporation by reference in the registration statements (Nos.333-168873 and 333-183143) on Form F-3, as amended, of China Cord Blood Corporation of our reports dated July 31, 2013, with respect to the consolidated balance sheets of China Cord Blood Corporation and subsidiaries as of March 31, 2012 and 2013, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2013, and the effectiveness of internal control over financial reporting as of March 31, 2013, which reports appear in the March 31, 2013 annual report on Form 20-F of China Cord Blood Corporation.

/s/KPMG

Hong Kong, China

July 31, 2013